                                                                   EXHIBIT 12.1



                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             ($ in millions of U.S. Dollars except ratios)


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

                                                               Fiscal Year Ended December 31,
                                       Pro Forma     --------------------------------------------------
                                         1995         1995       1994       1993       1992       1991
                                       ---------     --------------------------------------------------
Earnings
  Earnings before Taxes
    on Income                           $243.0       $409.0     $ 65.0     $170.0     $180.0     $277.0
                                       =========     ==================================================

Fixed Charges
  Interest Expense                      $329.0       $135.0     $106.0     $ 38.0     $ 47.0     $ 80.0
  Amortization of debt issue costs        18.0          2.0        3.0
  Portion of rentals representative
    of interest factor                    40.3         29.7       28.0       15.7       17.3       17.0
                                       ---------     --------------------------------------------------
      Total Fixed Charges                387.3        166.7      137.0       53.7       64.3       97.0
                                       ---------     --------------------------------------------------

Earnings Available for
  Fixed Charges                         $630.3       $575.7     $202.0     $233.7     $244.3     $374.0
                                       =========     ==================================================

Ratio of Earnings to
  Fixed Charges                            1.6          3.5        1.5        4.2        3.8        3.8
                                       =========     ==================================================
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